Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-1 of our report dated February 22, 2018, relating to the consolidated financial statements of Redfin Corporation and subsidiaries appearing in the Annual Report on Form 10-K of Redfin Corporation for the year ended December 31, 2017, and to the reference to us under the heading "Experts" in the Prospectuses, which are part of this Registration Statement.

/s/ Deloitte & Touche LLP
Seattle, Washington

July 16, 2018